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                                                                EXHIBIT 99(d)(1)


                          AGREEMENT AND PLAN OF MERGER

                                      Among

                        CREDIT SUISSE FIRST BOSTON, INC.,

                          CSFBDIRECT ACQUISITION CORP.

                                       and

                     CREDIT SUISSE FIRST BOSTON (USA), INC.


                            Dated as of July 11, 2001


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                                TABLE OF CONTENTS

                                                                           PAGE

                              ARTICLE I DEFINITIONS

SECTION 1.01. DEFINITIONS....................................................2

                              ARTICLE II THE OFFER

SECTION 2.01. THE OFFER......................................................4

SECTION 2.02. COMPANY ACTION.................................................6

                             ARTICLE III THE MERGER

SECTION 3.01. THE MERGER.....................................................7

SECTION 3.02. EFFECTIVE TIME.................................................7

SECTION 3.03. EFFECT OF THE MERGER...........................................7

SECTION 3.04. CERTIFICATE OF INCORPORATION; BY-LAWS..........................8

SECTION 3.05. DIRECTORS AND OFFICERS.........................................8

SECTION 3.06. CONVERSION OF SECURITIES.......................................8

SECTION 3.07. DISSENTING SHARES..............................................9

SECTION 3.08. SURRENDER OF SHARES; STOCK TRANSFER BOOKS......................9

SECTION 3.09. LOST, STOLEN OR DESTROYED CERTIFICATES........................10

            ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 4.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES..................10

SECTION 4.02. CAPITALIZATION................................................11

SECTION 4.03. AUTHORITY RELATIVE TO THIS AGREEMENT..........................11

SECTION 4.04. NO CONFLICT; REQUIRED FILINGS AND CONSENTS....................11

SECTION 4.05. BROKERS.......................................................12

SECTION 4.06. OPINION OF FINANCIAL ADVISOR..................................12

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        ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

SECTION 5.01. CORPORATE ORGANIZATION........................................12

SECTION 5.02. AUTHORITY RELATIVE TO THIS AGREEMENT..........................12

SECTION 5.03. NO CONFLICT; REQUIRED FILINGS AND CONSENTS....................13

SECTION 5.04. BROKERS.......................................................13

SECTION 5.05. FINANCING.....................................................13

                ARTICLE VI CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.01. CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER.........13

                        ARTICLE VII ADDITIONAL AGREEMENTS

SECTION 7.01. STOCKHOLDERS' MEETING.........................................14

SECTION 7.02. PROXY STATEMENT...............................................14

SECTION 7.03. ACCESS TO INFORMATION.........................................15

SECTION 7.04. NOTIFICATION OF CERTAIN MATTERS...............................15

SECTION 7.05. FURTHER ACTION; REASONABLE BEST EFFORTS.......................15

SECTION 7.06. PUBLIC ANNOUNCEMENTS..........................................16

SECTION 7.07. DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE........16

SECTION 7.08. OBLIGATIONS OF PURCHASER......................................17

                      ARTICLE VIII CONDITIONS TO THE MERGER

SECTION 8.01. CONDITIONS TO THE MERGER......................................18

                  ARTICLE IX TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01. TERMINATION...................................................18

SECTION 9.02. EFFECT OF TERMINATION.........................................19

SECTION 9.03. FEES AND EXPENSES.............................................19

SECTION 9.04. AMENDMENT.....................................................19

SECTION 9.05. WAIVER........................................................19


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                          ARTICLE X GENERAL PROVISIONS

SECTION 10.01. NOTICES......................................................20

SECTION 10.02. SEVERABILITY.................................................20

SECTION 10.03. ENTIRE AGREEMENT; ASSIGNMENT.................................21

SECTION 10.04. PARTIES IN INTEREST..........................................21

SECTION 10.05. SPECIFIC PERFORMANCE.........................................21

SECTION 10.06. GOVERNING LAW................................................21

SECTION 10.07. WAIVER OF JURY TRIAL.........................................21

SECTION 10.08. HEADINGS.....................................................22

SECTION 10.09. COUNTERPARTS.................................................22

ANNEX A     Conditions to the Offer


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            AGREEMENT AND PLAN OF MERGER, dated as of July 11, 2001 (this
"AGREEMENT"), among Credit Suisse First Boston, Inc., a Delaware corporation ("PARENT"), CSFBdirect Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("PURCHASER"), and Credit Suisse First Boston (USA), Inc., a Delaware corporation (the "COMPANY").

            WHEREAS, the authorized capital stock of the Company consists of (i) 1,500,000,000 shares of common stock, par value $.10 per share, of which (x) 500,000,000 shares have been designated Credit Suisse First Boston (USA), Inc. Common Stock , par value $.10 per share (the "COMMON STOCK"), of which 1000 shares are outstanding as of the date hereof and all of which are beneficially owned by Parent, and (y) 500,000,000 shares have been designated Credit Suisse First Boston (USA), Inc. - CSFBDIRECT Common Stock, par value $0.10 per share (the "SHARES"), of which 18,400,000 shares are outstanding as of the date hereof (the "PUBLICLY HELD SHARES") and (ii) 50,000,000 shares of preferred stock, par value $.01 per share, of which 4,000,000 shares of Series A Preferred Stock and 3,500,000 shares of Series B Preferred Stock are outstanding;

            WHEREAS, Parent had proposed to the board of directors of the Company (the "BOARD") that Parent or an affiliate of Parent acquire all the Publicly Held Shares (the "PROPOSAL");

            WHEREAS, it is proposed that Parent shall cause Purchaser to commence a tender offer (the "OFFER") to acquire any and all of the Publicly Held Shares, for an amount equal to $6.00 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being the "PER SHARE AMOUNT") net to the seller in cash, upon the terms and subject to the conditions of this Agreement and the Offer;

            WHEREAS, it is proposed that the Company issue to Purchaser or an affiliate of Purchaser or Parent all the Shares issuable in respect of the Company's retained interest in CSFBdirect (the "RETAINED INTEREST");

            WHEREAS, the Board has established a special committee of the Board (the "SPECIAL COMMITTEE") to determine (i) whether the Proposal is fair to and in the best interests of the holders of the Publicly Held Shares (the "PUBLIC HOLDERS") and (ii) conclusively whether or not the Board shall recommend the Proposal to the Public Holders and whether or not the Company shall otherwise consummate any transactions in respect of the Proposal;

            WHEREAS, the Special Committee (i) has determined that it is fair to and in the best interests of the Public Holders to consummate the Offer and the merger of Purchaser with and into the Company, with the Company being the Surviving Corporation (the "MERGER"), upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("DELAWARE LAW"), (ii) has determined that the Offer, the Merger and this Agreement should be approved and declared advisable by the Board and (iii) has resolved to recommend that the Public Holders accept the Offer, tender their Shares pursuant thereto and approve and adopt this Agreement if submitted for their approval;

            WHEREAS, the Board, acting upon the recommendation of the Special Committee, (i) has determined that it is fair to and in the best interests of the Public Holders to consummate the Offer and the Merger, upon the terms and subject to the conditions of this Agreement and in accordance with Delaware Law,
(ii) has approved and declared advisable the Offer, the Merger and this Agreement and (iii) has resolved to recommend that the Public Holders accept the Offer, tender their Shares pursuant thereto and approve and adopt this Agreement if submitted for their approval; and

            WHEREAS, the board of directors of Purchaser (i) has determined that the Offer and the Merger are fair to and in the best interests of Purchaser and its stockholder and (ii) has approved and declared advisable the Offer, the Merger and this Agreement.

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            SECTION 1.01. DEFINITIONS. (a) For purposes of this Agreement:

            "AFFILIATE" of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

            "BENEFICIAL OWNER", with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

            "BUSINESS DAY" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.

            "COMPANY STOCK OPTIONS" means the outstanding options to purchase Shares and the stock incentive rights granted under the Company's 1996 Stock Option Plan, 1996 Incentive Compensation Plan, 1996 Non-Employee Director Stock Plan and CSFBdirect 1999 Incentive Compensation Plan, each as amended through the date of this Agreement.

             "CONTROL" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

            "KNOWLEDGE OF THE COMPANY" means the actual knowledge of any executive officer of the Company.


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            "MATERIAL ADVERSE EFFECT" means, when used in connection with the
      Company or any Subsidiary, any event, circumstance, change or effect that, when taken together with all other events, circumstances, changes and effects is or is reasonably likely to be materially adverse to the business, financial condition or results of operations of the Company and the Subsidiaries taken as a whole, except to the extent such effect is attributable to the execution or announcement of this Agreement or the consummation of the Offer or the Merger, and other than events, circumstances, changes or other effects that are generally applicable to
      (i) the online brokerage industry, (ii) the United States economy or (iii) the United States securities markets.

            "PERSON" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

            "SUBSIDIARY" or "SUBSIDIARIES" of the Company, the Surviving Corporation, Parent or any other person means any person (other than a natural person) controlled by such person, directly or indirectly, through one or more intermediaries.

            "TAXES" shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges.

            (b) The following terms have the meaning set forth in the Sections set forth below:


            Defined Term                                  Location of Definition
            ------------                                  ----------------------

            Action                                              ss. 7.05(b)
            Agreement                                           Preamble
            Blue Sky Laws                                       ss. 4.04(b)
            Board                                               Recitals
            Certificates                                        ss. 3.08(b)
            Common Stock                                        Recitals
            Company                                             Preamble
            Delaware Law                                        Recitals
            Dissenting Shares                                   ss. 3.07(a)
            Effective Time                                      ss. 3.02
            Exchange Act                                        ss. 2.01(a)
            Governmental Authority                              ss. 4.04(b)
            Indemnified Parties                                 ss. 7.07(b)


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
            Law                                                 ss. 4.04(a)
            Lazard                                              ss. 2.02(a)
            Maximum Premium                                     ss. 7.07(c)
            Merger                                              Recitals
            Merger Consideration                                ss. 3.06(a)
            Offer                                               Recitals
            Offer Documents                                     ss. 2.01(b)
            Offer to Purchase                                   ss. 2.01(b)
            Parent                                              Preamble
            Paying Agent                                        ss. 3.08(a)
            Per Share Amount                                    Recitals
            Proposal                                            Recitals
            Proxy Statement                                     ss. 7.01(a)
            Public Holders                                      Recitals
            Publicly Held Shares                                Recitals
            Purchaser                                           Preamble
            Retained Interest                                   Recitals
            Schedule 13E-3                                      ss. 2.01(b)
            Schedule 14D-9                                      ss. 2.02(b)
            Schedule TO                                         ss. 2.01(b)
            SEC                                                 ss. 2.01(a)
            Shares                                              Recitals
            Special Committee                                   Recitals
            Stockholders' Meeting                               ss. 7.01(a)
            Subsidiary                                          ss. 4.01(a)
            Surviving Corporation                               ss. 3.03
            Transactions                                        ss. 2.02(a)

                                   ARTICLE II

                                    THE OFFER

            SECTION 2.01. THE OFFER. (a) Provided that none of the events set forth on Annex A hereto shall have occurred and be continuing, Purchaser shall commence the Offer as promptly as reasonably practicable after the date hereof and in no event more than ten business days after the date hereof. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer are subject to the satisfaction of each of the conditions set forth on Annex A hereto. Purchaser expressly reserves the right to waive any such condition, to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; PROVIDED, HOWEVER, that no change may be made that (i) decreases the price per Share payable in the Offer (ii) reduces the maximum number of Shares to be purchased in the Offer or that imposes conditions to the Offer in addition to those set forth on Annex A hereto or (iii) otherwise changes the terms and conditions of the Offer in a manner adverse to the Public Holders. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, extend the Offer (i) for a period of not more than ten business days beyond the scheduled expiration date, which shall be 20 business days following the commencement of the Offer, if, at the scheduled expiration of the Offer, any of the conditions to Purchaser's obligation


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to accept Shares for payment, shall not be satisfied or waived, (ii) for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC"), or the staff thereof, applicable to the Offer or (iii) for an aggregate period of not more than 10 business days beyond the latest applicable date that would otherwise be permitted under clause (i) or
(ii) of this sentence, if, as of such date, all of the conditions to Purchaser's obligations to accept for payment Shares are satisfied or waived, but the number of Shares validly tendered and not withdrawn pursuant to the Offer, together with the Shares owned by Purchaser or its affiliates equals 80% or more, but less than 90%, of outstanding Shares on a fully diluted basis. In addition to the foregoing, Parent and Purchaser may provide for a "subsequent offering period" to the extent provided in Rule 14d-11 under the Securities Exchange Act of 1934 (the "EXCHANGE Act"). The Per Share Amount shall, subject to applicable withholding of taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer. Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. If Parent or Purchaser are unable to consummate the Offer on the scheduled expiration date due to the failure of any of the conditions set forth in Annex A to be satisfied or waived, Purchaser shall extend the Offer in increments of not less than five business days (at the discretion of Purchaser) until such date as is 45 days from the date of the initial commencement of the Offer; PROVIDED, HOWEVER, that Purchaser shall not be required to extend the Offer if any such condition is, in the reasonable judgment of the Purchaser, incapable of being satisfied prior to the expiration of such 45-day period. If the payment equal to the Per Share Amount in cash is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Per Share Amount to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of Purchaser that such taxes either have been paid or are not applicable.

            (b) As promptly as reasonably practicable on the date of commencement of the Offer, Purchaser and Parent shall file with the SEC (i) a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "SCHEDULE TO") and (ii) together with the Company, a Rule 13e-3 Transaction Statement on Schedule 13E-3 (together with all amendments and supplements thereto, the "SCHEDULE 13E-3") with respect to the Offer which shall be filed as a part of the Schedule TO. The Schedule TO and the Schedule 13E-3 shall contain or shall incorporate by reference an offer to purchase (the "OFFER TO PURCHASE") and forms of the related letter of transmittal and any related summary advertisement (the Schedule TO, the Schedule 13E-3, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "OFFER DOCUMENTS"). The Offer Documents shall comply in all material respects with the provisions of applicable federal securities laws and Parent and Purchaser hereby represent and warrant to the Company that, on the date filed with the SEC and on the date first published, sent or given to the Public Holders, the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent and Purchaser further agrees to take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to holders of Shares, in each case as


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

and to the extent required by applicable federal securities laws. Parent, Purchaser and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents that shall have become false or misleading, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule TO and the Schedule 13E-3, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and Purchaser shall give the Special Committee and its counsel the opportunity to review the Offer Documents, including all amendments and supplements thereto, prior to their being filed with the SEC and shall give the Special Committee and its counsel the opportunity to review all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. In addition, Parent and Purchaser shall provide the Special Committee and its counsel with any comments or other communications that Parent, Purchaser or its counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments or other communications and shall consult with the Special Committee and its counsel as to all material communications with the SEC and its staff, including any material meetings and telephone conferences relating to the Offer Documents.

            (c) Parent and Purchaser shall provide or cause to be provided to the Paying Agent (as defined in Section 3.08(a)) on or prior to the expiration of the Offer funds necessary to make payment for any Publicly Held shares that Purchaser becomes obligated to purchase pursuant to the Offer.

            SECTION 2.02. COMPANY ACTION. (a) The Company hereby approves of and consents to the Offer and represents that (i) each of the Board and the Special Committee, at meetings duly called, has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger (collectively, the "TRANSACTIONS"), are fair to, and in the best interests of, the Public Holders (B) approved, adopted and declared advisable this Agreement and the Transactions (such approval and adoption having been made in accordance with Delaware Law, including Section 203 thereof) and (C) resolved to recommend that the Public Holders accept the Offer and tender Shares pursuant to the Offer, and, if applicable, adopt this Agreement, and (ii) Lazard Freres & Co. LLC ("LAZARD"), the financial advisor to the Special Committee, has delivered to the Special Committee a written opinion that the consideration to be received by the Public Holders pursuant to the Offer and the Merger is fair to the Public Holders from a financial point of view. The Company hereby consents to the inclusion in the Offer Documents of the written opinion of Lazard and the recommendations of the Board and the Special Committee described in the immediately preceding sentence, and the Special Committee shall not withdraw or modify such recommendations in any manner adverse to Purchaser or Parent; PROVIDED, HOWEVER, that such recommendations may be withdrawn or modified to the extent that the Special Committee determines in good faith, after consultation with outside counsel, that such withdrawal or modification is required to satisfy the Special Committee's fiduciary duties under applicable law. The Company has been advised by its directors and executive officers that they intend to tender all Shares beneficially owned by them to Purchaser pursuant to the Offer.

            (b) As promptly as reasonably practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "SCHEDULE 14D-9") containing, except as provided in Section 7.05(b), the recommendations of the Board and the Special Committee described in Section 2.02(a), and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Exchange Act, and any other applicable federal securities laws. The
Schedule 14D-9 shall comply in all material respects with the provisions of applicable federal securities laws and, the Company represents and warrants to Parent and Purchaser that on the date filed with the SEC and on the date first published, sent or given to the Public Holders, the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Purchaser in writing for inclusion in the
Schedule 14D-9. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent, Purchaser and the Company agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 that shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company shall give Parent and its counsel the opportunity to review the Schedule 14D-9, including all amendments and supplements thereto, prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. In addition, the Company shall provide Parent and its counsel with any comments or other communications that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments or other communications and shall consult with Parent and its counsel as to all material communications with the SEC and its staff, including any material meetings and telephone conversations relating to the Schedule 14D-9.

                                  ARTICLE III

                                   THE MERGER

            SECTION 3.01. THE MERGER. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with Delaware Law, Purchaser shall be merged with and into the Company. SECTION 3.02. EFFECTIVE TIME. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger or certificate of ownership and merger with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of Delaware Law (the date and time of such filing being the "EFFECTIVE TIME").

            SECTION 3.03. EFFECT OF THE MERGER. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION"). At the Effective Time, the effect of the

Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

            SECTION 3.04. CERTIFICATE OF INCORPORATION; BY-LAWS. (a) At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

            (b) Unless otherwise determined by Parent prior to the Effective Time, the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

            SECTION 3.05. DIRECTORS AND OFFICERS. The directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

            SECTION 3.06. CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:

            (a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 3.06(b) and any Dissenting Shares (as hereinafter defined)) shall be canceled and shall be converted automatically into the right to receive an amount in cash equal to the Per Share Amount (the "MERGER CONSIDERATION") payable, without interest, to the -------------------- holder of such Share, upon surrender, in the manner provided in Section 3.08, of the certificate that formerly evidenced such Share;

            (b) Each Share held in the treasury of the Company and each Share owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

            (c) Each share of common stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.


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

            SECTION 3.07. DISSENTING SHARES. (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with
Section 262 of Delaware Law (collectively, the "DISSENTING SHARES") shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.09, of the certificate or certificates that formerly evidenced such Shares.

            (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

            SECTION 3.08. SURRENDER OF SHARES; STOCK TRANSFER BOOKS. (a) Prior to the Effective Time, Purchaser shall designate a bank or trust company to act as agent (the "PAYING AGENT") for the holders of Shares to receive the funds to which holders of Shares shall become entitled pursuant to Section 3.06(a). Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation.

            (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to
Section 3.06(a) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "CERTIFICATES") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If the payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of Purchaser that such taxes either have been paid or are not applicable.

            (c) At any time following the fourth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

            (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company relating to the Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.

            SECTION 3.09. LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificate evidencing Shares shall have been lost, stolen or destroyed, the holder of such lost, stolen or destroyed Certificate shall execute an affidavit of that fact upon request. The holder of any such lost, stolen or destroyed Certificate shall, upon request, also deliver a reasonable indemnity against any claim that may be against Parent, Purchaser, the Surviving Corporation or the Paying Agent with respect to the Certificate alleged to have been lost, stolen or destroyed. The affidavit and any indemnity which may be required hereunder or in the Offer Documents shall be delivered to the Paying Agent, who shall be responsible for making payment for such lost, stolen or destroyed Certificate pursuant to the terms hereof or the Offer Documents.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            As an inducement to Parent and Purchaser to enter into this Agreement, the Company hereby represents and warrants to Parent and Purchaser that:

            SECTION 4.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of the Company and each subsidiary of the Company ("SUBSIDIARY") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            SECTION 4.02. CAPITALIZATION. The authorized capital stock of the Company consists of (a) 1,500,000,000 shares of common stock, par value $.10 per share, of which 500,000,000 shares have been designated Common Stock and 500,000,000 have been designated Shares and (b) 50,000,000 shares of preferred stock, par value $.01 per share. As of the date hereof, (i) 18,400,000 Shares are issued and outstanding, all of which are validly issued fully paid and nonassessable, (ii) no Shares have been issued by the Company in respect of its Retained Interest and (iii) no Shares are held in the treasury of the Company or by the Subsidiaries. As of the date hereof, (x) 1,000 shares of Common Stock are issued and outstanding, (y) 4,000,000 shares of Series A Preferred Stock and 3,500,000 shares of Series B Preferred Stock are issued and outstanding and (z) Company Stock Options covering 9,265,155 Shares are issued and outstanding.

            SECTION 4.03. AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding Shares and the shares of Common Stock, if and to the extent required by applicable law, and the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms. Each of the Board and the Special Committee has approved this Agreement and the Transactions and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203(a) of Delaware Law shall not apply to the Merger.

            SECTION 4.04. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or equivalent organizational documents of the Company or any Subsidiary or (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order ("LAW") applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, except, with respect to clause (ii), for any such conflicts or violations, that would not prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not reasonably be expected to have a Material Adverse Effect.

            (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a "GOVERNMENTAL AUTHORITY"), except (i) for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws ("BLUE SKY LAWS") state takeover laws and The New York Stock Exchange, and the filing and recordation of appropriate merger documents as required by Delaware Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Offer or the Merger, or otherwise reasonably be expected to have a Material Adverse Effect.

            SECTION 4.05. BROKERS. No broker, finder or investment banker (other than Lazard) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Lazard pursuant to which such firm would be entitled to any payment relating to the Transactions.

            SECTION 4.06. OPINION OF FINANCIAL ADVISOR. The Special Committee has received the written opinion of Lazard dated the date of this Agreement to the effect that, as of the date of this Agreement, the consideration to be received by the Public Holders pursuant to the Offer and the Merger is fair to the Public Holders from a financial point of view and such opinion has not been withdrawn. A copy of such opinion has been delivered to Parent.

                                   ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

            As an inducement to the Company to enter into this Agreement, Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:

            SECTION 5.01. CORPORATE ORGANIZATION. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the Transactions, or otherwise prevent Parent or Purchaser from performing its material obligations under this Agreement.

            SECTION 5.02. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware

Law). This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms.

            SECTION 5.03. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of either Parent or Purchaser, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.03(b) have been obtained and all filings and obligations described in Section 5.03(b) have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Purchaser or by which any property or asset of either of them is bound or affected except, with respect to clause (ii), for any such conflicts or violations, which would not prevent or materially delay consummation of the Transactions or otherwise prevent Parent and Purchaser from performing their material obligations under this Agreement.

            (b) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws and The New York Stock Exchange, and filing and recordation of appropriate merger documents as required by Delaware Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Transactions, or otherwise prevent Parent or Purchaser from performing their material obligations under this Agreement.

            SECTION 5.04. BROKERS. No broker, finder or investment banker (other than affiliates of Parent) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Purchaser.

            SECTION 5.05. FINANCING. Purchaser has or will have available, at or prior to the expiration of the initial period of the Offer and through the consummation of the Merger, sufficient funds to enable Purchaser to consummate the Offer, the Merger and the other transactions contemplated hereby and to pay all related expenses.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

            SECTION 6.01. CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. The Company agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the

Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations.

                                  ARTICLE VII

                              ADDITIONAL AGREEMENTS

            SECTION 7.01. STOCKHOLDERS' MEETING. (a) If required by applicable law in order to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable law and the Company's Certificate of Incorporation and By-laws, (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on this Agreement and the Merger (the "STOCKHOLDERS' MEETING") and (ii)
(A) include in the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders' Meeting or the information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the "PROXY STATEMENT"), and not subsequently withdraw or modify in any manner adverse to Purchaser or Parent, the unanimous recommendations of the Board and the Special Committee that the stockholders of the Company adopt this Agreement and (B) use its reasonable best efforts to cause such adoption. At the Stockholders' Meeting, Parent and Purchaser shall cause all Shares and shares of Common Stock then owned by them and their subsidiaries to be voted in favor of the adoption of this Agreement and the Merger.

            (b) Notwithstanding the foregoing, in the event that Purchaser shall acquire through the Offer or otherwise at least 90% of the then outstanding Shares, the parties shall take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of Delaware Law, as promptly as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

            SECTION 7.02. PROXY STATEMENT. If approval of the Company's stockholders is required by applicable law to consummate the Merger, promptly following consummation of the Offer, the Company shall file the Proxy Statement with the SEC under the Exchange Act, and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC promptly. Parent, Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement, including all amendments and supplements thereto, prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Purchaser agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time.

            SECTION 7.03. ACCESS TO INFORMATION. (a) From the date hereof until the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of Parent and Purchaser access, at reasonable times, to the officers, employees, agents, properties, offices and other facilities, books and records of the Company and each Subsidiary, and shall furnish Parent and Purchaser with such financial, operating and other data and information as Parent or Purchaser, through its officers, employees or agents, may reasonably request.

            (b) No investigation pursuant to this Section 7.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto or any condition to the Offer.

            SECTION 7.04. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which reasonably could be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (b) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 7.04 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

            SECTION 7.05. FURTHER ACTION; REASONABLE BEST EFFORTS. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, certificates, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

            (b) Each of the parties hereto agrees to cooperate and use its reasonable best efforts to defend any litigation, suit, claim, action, proceeding or investigation (an "ACTION"), including administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transactions, including by vigorously pursuing all available avenues of administrative and judicial appeal.

            SECTION 7.06. PUBLIC ANNOUNCEMENTS. Parent and the Company agree that no public release or announcement concerning the Transactions, the Offer or the Merger shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any United States or non-United States securities exchange, in which case the party required to make the release or announcement shall use its best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

            SECTION 7.07. DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE. (a) Parent shall, to the fullest extent permitted by Law, cause the Surviving Corporation to honor all the Company's obligations to indemnify (including any obligations to advance funds for expenses to) the current and former directors and officers of the Company for acts and omissions by such directors and officers occurring prior to the Effective Time to the extent that such obligations of the Company or any of its subsidiaries exist on the date of this Agreement, whether pursuant to the Amended and Restated Certificate of the Company, the By-laws of the Company, resolutions of the Board, including, without limitation, the resolutions of the Board dated March 26, 2001 establishing the Special Committee, or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Amended and Restated Certificate of the Company, the By-laws of the Company, and such resolutions of the Board from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions.

            (b) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under Delaware Law, and without limiting the obligations of Parent and the Surviving Corporation pursuant to Sections 7.07(a) and 7.07(c), indemnify and hold harmless, each present and former director and officer of the Company and each subsidiary of the Company and each such individual who served at the request of the Company or any subsidiary of the Company as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the "INDEMNIFIED PARTIES") against all costs and expenses (including attorney's fees and disbursements) judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) whether civil, administrative or investigative, based on the fact that such person is or was a director or officer of the Company and arising out of or pertaining to any action or omission occurring at or before the Effective Time (including the transactions contemplated by this Agreement ) and shall pay any expenses in advance of the final disposition of such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware Law, upon receipt from the Indemnified Party to whom expenses are advanced of any undertaking to repay such advances required under Delaware Law). In the event of any such claim, action, suit, proceeding or investigation, (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statement therefore are received and (ii) the Surviving Corporation shall cooperate in the defense of any such matter; PROVIDED, HOWEVER, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and PROVIDED FURTHER that the Surviving Corporation shall not be obligated pursuant to this Section 7.07(b) to pay the fees and expenses of more than one counsel other than local counsel for all Indemnified Parties in any single action except to the extent, as determined by counsel to the Indemnified Parties, that two or more of such Indemnified Parties shall have actual or likely conflicting interests in the outcome of such action, in which case such minimum number of additional counsel (including local counsel) as may be required to avoid any such conflict or likely conflict may be retained by the Indemnified Parties at the expense of the Surviving Corporation. Notwithstanding the foregoing, an Indemnified Party shall consult with and keep informed the Surviving Corporation with respect to the conduct of any such litigation.

            (c) Parent shall provide or maintain in effect for six years from the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the directors and officers and so long as such substitution results in continuous coverage) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; PROVIDED, HOWEVER, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the annual premiums paid as of the date hereof by the Company for such insurance (such 200% amount, the "MAXIMUM PREMIUM"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent or the Surviving Corporation shall maintain the most advantageous policies of directors' and officers' liability insurance commensurate with that obtainable for an annual premium equal to the Maximum Premium.

            (d) If the Surviving Corporation or any of its successors or assigns
(i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations of the Surviving Corporation set forth in this Section 7.07 and in such event all references to Parent or the Surviving Corporation in this Section 7.07 shall be deemed a reference to such successors and assigns.

            (e) The rights of each Indemnified Party under this Section 7.07 shall be in addition to any rights such person may have under the certificate of incorporation or bylaws of the Company or any of its subsidiaries. These rights shall survive consummation of the merger and are intended to benefit, and shall be enforceable by, each Indemnified Party.

            SECTION 7.08. OBLIGATIONS OF PURCHASER. Parent shall take all action necessary to cause Purchaser to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and subject to the conditions set forth in this Agreement.

                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

            SECTION 8.01. CONDITIONS TO THE MERGER. The obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

            (a) STOCKHOLDER APPROVAL. If and to the extent required by Delaware Law, this Agreement shall have been adopted by the affirmative vote of the stockholders of the Company;

            (b) NO ORDER. No Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the Merger illegal or otherwise restricting, preventing or prohibiting consummation of the Merger; and

            (c) OFFER. Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; PROVIDED, HOWEVER, that this condition shall not be applicable to the obligations of Parent or Purchaser if, in breach of this Agreement or the terms of the Offer, Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

            SECTION 9.01. TERMINATION. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite adoption of this Agreement by the stockholders of the Company:

            (a) by mutual written consent of each of Parent, Purchaser and the Special Committee on behalf of the Company;

            (b) by either Parent or the Special Committee on behalf of the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger and such injunction, order, decree or ruling shall have become final and nonappealable;

            (c) by Parent or the Special Committee on behalf of the Company after December 31, 2001, if Purchaser shall not have theretofore purchased Shares pursuant to the Offer solely as a result of a failure of any of the conditions set forth in Annex A hereto;

            (d) by Parent if prior to the purchase of Shares pursuant to the Offer, the Special Committee shall have withdrawn or modified in a manner adverse to Purchaser or

      Parent its approval or recommendation of this Agreement, the Offer, the Merger or any other Transaction, or shall have resolved to do any of the foregoing;

            (e) by the Special Committee on behalf of the Company, if Purchaser shall have (A) failed to commence the Offer within five days of the expiration of the applicable period described in Section 2.01, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to accept Shares for payment pursuant to the Offer within 60 days following the commencement of the Offer; or

            (f) by the Special Committee on behalf of the Company prior to the purchase of Shares pursuant to the Offer if a third party makes an offer to acquire or agrees to acquire (i) all or a substantial portion of the assets allocated to the CSFBdirect business for a price that is superior to the value attributed to such assets by the Special Committee, or (ii) the Publicly Held Shares for a per Share price that is higher than the Per Share Amount, and in either case such offer is subject only to customary terms and conditions, and is not conditioned upon the availability of financing or, in the case of an offer to acquire the Shares, on the sale by Parent or its affiliates of the Retained Interest.

            SECTION 9.02. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except (a) as set forth in Section 9.03 and (b) nothing herein shall relieve any party from liability for any breach hereof prior to the date of such termination.

            SECTION 9.03. FEES AND EXPENSES. All costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

            SECTION 9.04. AMENDMENT. This Agreement may be amended by the parties hereto at any time prior to the Effective Time with the prior written approval of the Special Committee. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

            SECTION 9.05. WAIVER. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein; PROVIDED, HOWEVER, that no extension by the Company shall be effective without the prior written approval of the Special Committee; PROVIDED FURTHER that, if either Parent or Purchaser breaches any provision of this Agreement, no party shall waive such breach without the prior written approval of the Special Committee. Any such extension shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE X

                               GENERAL PROVISIONS

            SECTION 10.01. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

            if to Parent or Purchaser:

                  Credit Suisse First Boston, Inc.
                  11 Madison Avenue
                  New York, New York  10010
                  Telecopier No:  (212) 325-4819
                  Attention:  Joseph T. McLaughlin

            with a copy to:

                  Shearman & Sterling
                  599 Lexington Avenue
                  New York, New York  10022
                  Telecopier No:  (212) 848-7179
                  Attention:  Clare O'Brien

            if to the Company:

                  Credit Suisse First Boston (USA), Inc.
                  11 Madison Avenue
                  New York, New York  10010
                  Telecopier No:  (212) 538-3395
                  Attention:  Neil Radey

            with a copy to:

                  Fried, Frank, Harris, Shriver & Jacobson
                  One New York Plaza
                  New York, NY  10004
                  Telecopier No:  (212) 859-4000
                  Attention: Stephen Fraidin, P.C.
                  Thomas W. Christopher

            SECTION 10.02. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

            SECTION 10.03. ENTIRE AGREEMENT; ASSIGNMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any affiliate of Parent including the rights and obligations set forth in Sections 2.01 and 3.01 of this Agreement, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

            SECTION 10.04. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except as provided in Section 7.07, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

            SECTION 10.05. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

            SECTION 10.06. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State (other than those provisions set forth herein that are required to be governed by Delaware Law). All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in The City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

            SECTION 10.07. WAIVER OF JURY TRIAL. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

            SECTION 10.08. HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

            SECTION 10.09. COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

            IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          CREDIT SUISSE FIRST BOSTON, INC.


                                          By  /s/ Richard E. Thornburgh
                                             ---------------------------------
                                             Title: Chief Financial Officer


                                          CSFBDIRECT ACQUISITION CORP.


                                          By  /s/ Neil Radey
                                             ---------------------------------
                                             Title:  Treasurer


                                          CREDIT SUISSE FIRST BOSTON
                                          (USA), INC.


                                          By  /s/ Anthony F. Daddino
                                             ---------------------------------
                                             Title: Chief Financial and
                                                    Administrative Officer

                                                                         ANNEX A

                             CONDITIONS TO THE OFFER

            Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment any Shares tendered pursuant to the Offer, and may extend, terminate or amend the Offer, if at any time on or after the date of this Agreement and prior to the expiration of the Offer, any of the following conditions shall exist:

            (a) there shall have been instituted any Action before any Governmental Authority (i) that has a reasonable likelihood of success and would, if successful, make illegal, materially delay, or otherwise, directly or indirectly, restrain or prohibit or make materially more costly, the making of the Offer, the acceptance for payment of any Shares by Parent, Purchaser or any other affiliate of Parent or the consummation of any other Transaction, or seeking to obtain material damages in connection with any Transaction; (ii) seeking to compel the Company, Parent or any of their subsidiaries, as a result of the Transactions, to dispose of or to hold separate all or any portion of the business or assets of the Company, Parent or any of their subsidiaries that is material to either Parent and its subsidiaries or the Company and the Subsidiaries, in each case, taken as a whole; (iii) seeking to impose or confirm any limitation on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including the approval and adoption of this Agreement and the Transactions; or (iv) which otherwise would prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or would have a Material Adverse Effect;

            (b) there shall have been any statute, rule, regulation, legislation or interpretation enacted, promulgated, amended, issued or deemed applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) any Transaction, by any United States or non-United States legislative body or Governmental Authority with appropriate jurisdiction that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through
      (iv) of paragraph (a) above;

            (c) the Special Committee or the Board shall have (i) withdrawn or modified, in a manner adverse to Parent or Purchaser, the approval or recommendation of the Offer, the Merger and the Agreement or (ii) resolved to do any of the foregoing;

            (d) any representation or warranty of the Company in the Agreement that is qualified as to materiality or Material Adverse Effect shall not be true and correct or any such representation or warranty that is not so qualified shall not be true and correct other than such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect;

            (e) the Company (with the approval of the Special Committee) shall have failed to perform, in any material respect, any obligation or to comply, in any material respect, with any agreement or covenant of the Company to be performed or complied with by it under the Agreement;

            (f) the Agreement shall have been terminated in accordance with its terms; or

            (g) Purchaser and the Company (as agreed to by the Special Committee) shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of Shares thereunder;

which, in the sole judgment of Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment.

            The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.



                                       A-2